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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Chrisman,          Timothy                  R.
--------------------------------------------------------------------------------
     (Last)            (First)              (Middle)

     4750 Hempstead Station Drive

--------------------------------------------------------------------------------
                                 (Street)

     Dayton                      Ohio                   45429
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     (City)                      (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     05/28/02
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     MCSi, Inc. (MCSI)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     [X]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

================================================================================
             Table I -- Non-Derivative Securities Beneficially Owned
================================================================================

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 5)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value                   2000 shares              D
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     5(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                        (Over)

                                                               SEC 1473 (3-00)


FORM 3 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                      5. Owner-
                                                   3. Title and Amount of Securities                     ship
                                                      Underlying Derivative Security                     Form of
                         2. Date Exercisable          (Instr. 4)                                         Derivative
                            and Expiration Date    ---------------------------------   4. Conver-        Security:
                            (Month/Day/Year)                              Amount          sion or        Direct      6. Nature of
                         ----------------------                           or              Exercise       (D) or         Indirect
                         Date       Expira-                               Number          Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                  of              Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date           Title                  Shares          Security       (Instr. 5)     (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
Non-employee Director    5/28/02    5/28/12        Common Stock,no        5,000         $13.23            D
Stock Option (Right                                par value
to Buy)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================

Explanation of Responses:



     /s/ Timothy R. Chrisman                                    06/07/02
----------------------------------------------            ----------------------
      **Signature of Reporting Person                             Date
        Timothy R. Chrisman, Director


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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